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Google’s water stewardship commitments for local communities

Jun 03, 2026 • 5 min read	Share

Learn about our water commitments and initiatives.

Bikash Koley	Ben Townsend
Vice President, Google	Head of Infrastructure
Global Infrastructure	Strategy & Sustainability

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Data centers are the nerve centers of the digital world, powering our daily lives with Search, Maps, online banking, healthcare and 911 systems. As we grow our data center footprint to support these services, we recognize that howwe build is just as important as what we build.

Water is a critical component of data center development and operations. Because data centers generate heat from the servers and chips that power the digital world, they often rely on water to cut back on energy use for cooling. In many places, water cooling can reduce data center energy use by approximately 10% compared to air cooling. The aggregate water consumption of data centers is small — U.S. data centers use less than 1% of the water that Americans use on their lawns annually 1 — but we are focused on protecting local water resources in all aspects of our data center operations.

Today, we are announcing several water stewardship commitments as a promise to responsibly manage vital water resources where we build and operate data centers. Our goal is to minimize our local impacts so that our growth does not come at the expense of the communities we call home. We’re also announcing new water stewardship initiatives and evaluating projects through Google’s water replenishment Request for Information (RFI).

New water stewardship commitments

Under these five commitments, Google will:

1.

Replenish more water than we consume at our sites [2] by 2030. By investing in replenishment projects, we can help improve water security for everyone. In 2025, we replenished more than 7 billion gallons (roughly equivalent to the annual water usage of 70,000 average U.S. households). [3] And, today, we have 165 water stewardship projects across 97 watersheds. Once these projects are fully implemented, they are expected to replenish more than 19 billion gallons [4] of water annually by 2030, more than double our 2024 consumption (enough water to supply the entire city of Los Angeles for more than 40 days). The majority of these projects not only deliver volumetric benefits, but also help improve broader watershed health challenges such as water quality.

2.

Help modernize water and wastewater infrastructure for our neighbors. Water utilities are often underfunded. By working with our utility partners, we are helping update public water infrastructure so that our neighbors have reliable, affordable water sources both today and in the future. In addition to paying for the water we use, to date Google has committed over $500 million to the

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development of water, wastewater and water reuse infrastructure and to the utility partners that deliver water in the communities where we operate/build data centers. This includes projects ranging from enhancing local water supplies to detecting leaky pipes. We’re committed to continuing to help local utilities update their infrastructure.

3.

Protect at-risk watersheds with air-cooled solutions. We use a data-driven framework to assess local watersheds for new data centers before we build, and only consider water cooling if local resources are healthy and resilient. If a water source is at high risk, we choose air cooling or recycled water. We will continue to work in partnership with state agencies and local utilities to follow these principles and ensure our approach reflects community needs.

4.

Report our annual water use transparently. Water use shouldn’t be a “black box.” Google was the first major cloud provider to disclose our annual water use for our data center locations, and we’re committed to continuing to do so to ensure transparency for the communities where we invest and build.

5.

Pursue alternative and reclaimed solutions to protect water resources. We are working with utility partners to identify freshwater alternatives at our data centers, such as reclaimed wastewater. A prime example is in Douglas County, Ga., where we partnered with the county’s water and sewer authority to reuse treated wastewater for cooling at our data center campus.

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New water stewardship initiatives

Globally, we have 165 water stewardship projects across 97 watersheds. Today, we’re proud to announce $17 million in support of new projects to advance our water stewardship ambitions in the following seven states:

•	Georgia: Ducks Unlimited to enhance wetlands at the Flint River Wildlife Management Area.

•

Iowa: The Great Outdoors Foundation and the Iowa Department of Agriculture and Land Stewardship to help local farmers in Western Iowa convert 5,000 acres into perennial hay and pasture systems, reducing fertilizer use and improving water quality.

•	Michigan: Huron River Watershed Council to expand its green infrastructure program, using native plantings to treat stormwater and mitigate flooding.

•	Minnesota: Trust for Public Land to restore 84 acres of floodplain forest, establishing a 1-mile corridor along the Zumbro River to improve water quality.

•	Missouri: Bridging the Gap and the Heartland Conservation Alliance to restore 98 acres adjacent to the Blue River as a wetland, improving water quality and providing critical habitat.

•	Nebraska: The Metropolitan Utilities District’s water line leak detection program in Omaha to help reduce water loss and improve system efficiency.

•	Texas: Texas Water Impact Fund to support community water sources, infrastructure and access across the state.

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Google’s water replenishment RFI

Finally, to further our replenishment goals, we’re also evaluating more than 700 projects submitted through our recent Water Replenishment Projects RFI. These projects include engineered solutions to improve water efficiency, supply or quality; farm-level practices to reduce agricultural water demand and improve soil health; and nature-based solutions aimed at improving the hydrologic cycle. We’ll have more to share in the coming months as we work with partners to roll out these projects.

Water is an essential natural resource that communities work hard to conserve. Through our water stewardship commitments, we will continue to be responsible and transparent in our water use—protecting the long-term health of the watersheds in communities we call home.

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More Information	Ú

1

“2024 United States Data Center Energy Usage Report,” Lawrence Berkeley National Laboratory, December 2024. WaterSense, United States Environmental Protection Agency. Residential outdoor water use in the U.S. accounts for nearly 8 billion gallons a day, mainly for landscape irrigation.

2	Read more about our freshwater replenishment ambition here.

3	“How We Use Water,” United States Environmental Protection Agency, August 2025. The annual water use equivalency was based on 300 gallons of water per day used by the average American family.

4

This estimate is based on the current project designs and anticipated completion timelines as of March 2026. Actual replenishment volumes may vary due to factors beyond our control, such as changes in precipitation patterns or delayed permitting or construction of third-party infrastructure; many of these projects are in progress and project details and schedules may change.

This communication does not constitute an admission by the Company that it or any portion of its contents is required to be filed as additional soliciting material under Exchange Act Rule 14a-6.

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